Exhibit 99
Mike Lovell:

Good morning and thanks everyone for joining us. Our call will begin with comments from President and Chief Executive Officer Tom Harty, followed by Local Media Group President Patrick McCreery and Chief Financial Officer Joe Ceryanec. Remarks this morning will include forward-looking statements, and actual results may differ from our forecasts. Some of the reasons are described at the end of our news release that was issued earlier this morning, and in some of our SEC filings.

Certain financial measures that we are discussing on this call are expressed on a non-GAAP basis and have been adjusted to exclude the impact of special items. Reconciliations of these non-GAAP measures are included in our earnings release, which is available in the investor relations section of meredith.com.

Finally, an archive of the call will be available on our website later this afternoon.

Now I’ll turn the call over to Tom Harty.

Tom:

Thank you very much, Mike, and good morning everyone. I hope you have had the opportunity to see our news release issued earlier this morning. To summarize:

•	Total Company revenues were $725 million.

•	Earnings from continuing operations, which includes special items, were $12 million.

•	Adjusted EBITDA was $122 million, within the range communicated on our last earnings call.

Our first quarter performance reflects:

•	Growth in our profitable digital activities in both our National and Local media groups;

•	Solid magazine execution in all aspects, including growth in newsstand revenues and print advertising performance significantly exceeding industrywide trends;

•	Record revenue performance for a non-political year first quarter by our Local Media Group, driven by growth in non-political spot advertising revenues that is exceeding our peers; and

•	Disciplined control of our expenses.

While we delivered performance within our communicated EBITDA range, the protracted contract negotiations with the DISH Network that kept our Local Media Group stations dark for nearly 60 days in the quarter impacted Local Media Group results. It was clearly a case of short-term pain in exchange for long-term gain, as our new multi-year agreement with DISH will result in higher fees over the contract term.

As we look ahead to our second quarter:

•	We are encouraged by print advertising trends across our portfolio. We are currently forecasting year-over-year growth in comparable print advertising for our market-leading portfolio.

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Conversely, after a strong first quarter, digital advertising trends are softening as we cycle against a tougher comp. However, we continue to expect mid-single digit growth for the first half of fiscal 2020.

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In the Local Media Group, we continue to see strong advertising performance. While it is still early, non-political spot advertising is currently pacing up in the mid-single digit range in the second quarter compared to the prior year.

With that overview, I’ll turn now to a review of our operating group performance, beginning with our National Media Group.

NATIONAL MEDIA GROUP OPERATING DISCUSSION

Fiscal 2020 first quarter National Media Group operating profit increased 55 percent from the prior year to $28 million. Excluding special items, operating profit was $41 million and adjusted EBITDA was $91 million, up from $88 million in the prior year. Revenues were $533 million.

Looking more closely at fiscal 2020 first quarter performance compared to the prior-year period:

•	Digital advertising revenues grew in the high-single digits, driven by growth in Meredith’s programmatic platform.

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Print advertising revenues were down in the low teens, reflecting changes we have made to our portfolio. These include transitioning Coastal Living and Traditional Home to newsstand titles; merging Cooking Light into our popular EatingWell title; and closing the MONEY and Martha Stewart Weddings magazines.

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However, on a comparable basis, print advertising revenues were down in the mid-single digits compared to the prior year, in-line with our historical performance levels. We delivered print ad revenue growth at the EatingWell, Southern Living, Real Simple and InStyle brands.

•	Consumer related revenues were $244 million, compared to $254 million, reflecting the portfolio changes.

So far in fiscal 2020 we have completed or announced additional changes to our National Media Group to position it for revenue and profit growth over time. These include:

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Launching new products, including a partnership with Drew and Jonathan Scott of Property Brothers fame for a new lifestyle magazine. It will launch in January 2020 on the newsstand with a premium $9.99 cover price and an initial 600,000 print run. We have started to aggressively market subscriptions with an offer of four issues for $20. While advertising will be intentionally limited, we are already seeing strong client interest at very attractive page rates.

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The plan we are following with this launch is similar to the successful model we established with the Magnolia Journal, the most profitable launch in our history and one of the most successful launches in magazine industry history. Now entering its third year, Magnolia Journal was recently named “the hottest magazine in the Home category” by Adweek.

•
Realignments to improve efficiency and lower expenses, including transitioning Rachael Ray Every Day magazine to a premium newsstand title published on a quarterly basis beginning January 2020. This is a strategy we have successfully used with titles such as Coastal Living, Cooking Light and Traditional Home.

•	Selling non-core assets, including the MONEY.com website and our interest in Viant. Previously, we expected to achieve $75 million from remaining assets sales. With the proceeds from these two transactions, we continue to expect to meet or exceed that goal as we are still marketing former Time Inc. properties FanSided and Xumo.

To summarize the National Media Group discussion, it was a solid first quarter with progress on many fronts, and we are expecting a solid second quarter as well.

Now I’ll turn it over to Local Media Group President Patrick McCreery for an update on our television business.

LOCAL MEDIA GROUP OPERATING DISCUSSION

Patrick:

Thanks, Tom and good morning everybody.

Fiscal 2020 Local Media Group operating profit was $38 million and adjusted EBITDA was $49 million. Revenues were $193 million, a record for a non-political first quarter.

Looking more closely at fiscal 2020 first quarter performance compared to the prior-year period:

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Non-political spot advertising revenues grew 3 percent to $77 million, led by growth in the Kansas City, Atlanta, and St. Louis markets. From a category standpoint, the professional services, home services and organizations categories were stronger, partially offset by softer results in the automotive category. I should note that advertising performance from the auto category, while still down in the mid-single digits, was much improved from prior quarters.

•	Combined third party sales and digital advertising revenues grew 6 percent, both driven by MNI Targeted Media.

•	As expected in a non-political year, political advertising revenues were $3 million, compared to $36 million in the prior-year period.

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Consumer related revenues increased 9 percent to $80 million due to growth in retransmission fees from cable and satellite television operators, even when accounting for the protracted DISH blackout. These increases were offset by higher payments to affiliated networks.

We continue to pursue initiatives to strengthen and expand our local brands. Our weekly television show based on the strength of the PEOPLE brand continues to perform well with audiences and advertisers. We have committed to launching the show in daily syndication in the Fall of 2020, beginning with distribution across all 12 of our local television markets. We are actively engaged in discussions with other broadcast television owners to carry the show as well.

We are also launching a show based on our Southern Living brand next April. We tested it in our southern markets earlier this year and the response was strong. Given the growing popularity of southern cooking and culture, we are going to air it across our entire geographically diverse station portfolio.

These efforts are helping our Local Media Group maintain a strong connection to viewers, as demonstrated by the July ratings period when stations in 7 of our 12 markets ranked either No. 1 or No. 2 from sign-on to sign-off.

Now I’ll turn it over to Joe Ceryanec to conclude our call this morning with a look at companywide financial highlights and our second quarter outlook.

OTHER FINANCIAL INFORMATION

Joe:

Thanks Patrick and good morning everybody.

I’m going to begin with a few housekeeping items.

We adopted the Financial Accounting Standards Board’s new standard for lease accounting on July 1, 2019. As a result, you’ll see operating lease assets and liabilities related to operating leases greater than 12 months in length recorded on Meredith’s balance sheet. By far, the lions share of these amounts relate to our lease at 225 Liberty in New York City.

You’ll note our debt balance stood at $2.4 billion at September 30, 2019. We continue to expect to pay down $150 to $175 million of debt in fiscal 2020.

OUTLOOK

Turning to outlook, for full-year fiscal 2020, we continue to expect:

•	Total Company revenues to range from $3.0 billion to $3.2 billion, unchanged from original guidance we communicated on September 5, 2019.

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Earnings from continuing operations to range from $188 million to $203 million, and from $2.38 to $2.69 on a per share basis, including a net after-tax charge for first quarter special items of $9 million. Actual results may include additional special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

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We continue to expect full year fiscal 2020 adjusted EBITDA to range from $640 million to $675 million, and adjusted earnings per share to range from $5.75 to $6.20. These ranges are unchanged from original guidance communicated on September 5, 2019, and include approximately $50 million of planned strategic investments.

Looking more closely at the second quarter of fiscal 2020, we expect:

•	National Media Group revenues to range from $570 million to $590 million.

•	Local Media Group revenues to range from $215 million to $220 million.

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Earnings from continuing operations, including non-cash depreciation and amortization, which is approximately $58 million and net interest expense of approximately $38 million, to range from $54 million to $60 million, and from $0.73 to $0.86 on a per share basis.

•	We expect second quarter fiscal 2020 adjusted EBITDA to range from $173 million to $181 million, and adjusted earnings per share to range from $1.59 to $1.72.

Now I’ll turn it over to Tom to close and lead the Q&A.

Tom (Conclusion):

Thank you very much, Joe.

As you know, we manage our business over the long-term. We are confident we will deliver performance well within our stated EBITDA range for the full year.

While we still do not have a clear picture of calendar 2020 advertising demand across both of our businesses, there are encouraging trends:

•	First, we expect continued momentum in print advertising as we access calendar 2020 budgets with our powerful portfolio of brands.

•	Second, while we experience quarterly swings, we expect to deliver at least mid-single digit growth in National Media Group digital advertising revenues.

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In our Local Media Group, we expect solid growth in non-political advertising revenues to continue, and we expect to see a pick up in political primary advertising dollars in the back half of our fiscal 2020.

•	Finally, we expect to renew MVPD contracts representing approximately 45 percent of our subscriber base in the second half of fiscal 2020.

Now, we’d be happy to answer any questions you might have this morning.